UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 FORM 8-K
 CURRENT REPORT
 Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
 Date of Report (Date of Earliest Event Reported): January 6, 2015
 Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)
 Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd Pasadena, CA	91107
(Address of Principal Executive Offices)	(Zip Code)
(626) 765-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 6, 2015, Green Dot Corporation (“Green Dot”) announced that it had appointed Kuan Archer as its Chief Operating Officer, effective January 1, 2015. In connection with his appointment, Mr. Archer’s annual base salary was increased to $440,000, effective January 1, 2015, and his on-target bonus amount for 2015 was set at $352,000. In addition, Mr. Archer received an award of 50,000 restricted stock units, subject to the standard terms and conditions of Green Dot’s form of restricted stock unit agreement.
Prior to his new appointment, Mr. Archer, 41, served as Chief Technology Officer and Executive Vice President of Product Development since joining Green Dot in October 2012. Prior to joining Green Dot, he served in a number of positions at Rovi Corporation, a digital media technology provider, from May 2006 to September 2012, most recently as Senior Vice President of Product Development. From September 2004 to April 2006, he served as Director at Symantec Corporation, a security, storage and systems management provider. Prior to his tenure at Symantec, Kuan held a number of software engineering and leadership roles at Microsoft Corporation in Redmond, Washington. Mr. Archer holds a B.S. in computer science from the University of Texas at Austin and an M.B.A. from the University of Washington.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ John C. Ricci
John C. Ricci General Counsel and Secretary
Date: January 6, 2015